Exhibit 99.1

Adara Acquisition Corp. Announces Separate Trading of its Class A Common Stock and
Warrants, Commencing March 24, 2021

Charlotte, NC, March 19, 2021 (BUSINESSWIRE) – Adara Acquisition Corp. (NYSE American: ADRA.U) (the “Company”) announced today that, commencing March 24, 2021, holders of the 11,500,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on NYSE American LLC (“NYSE American”) under the symbols “ADRA” and “ADRA WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE American under the symbol “ADRA.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 8, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company’s sponsor, Adara Sponsor LLC, is led by cbdMD, Inc. (NYSE American: YCBD, YCBDpA) and Blystone & Donaldson, LLC.

The Company is led by its Chairman, Thomas Finke (former Chairman and CEO of Barings LLC), its CEO and director, Martin A. Sumichrast (Co-CEO of cbdMD, Inc.), and its director, W. Tom Donaldson (founder of Blystone & Donaldson). In addition to Messrs. Finke, Sumichrast and Donaldson, the Company’s Board of Directors also includes Frank Quintero, Dylan Glenn and Beatriz Acevedo-Greiff.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the consumer products and related industries.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

cbdMD, Inc.

John Weston

Director of Investor Relations

John.Weston@cbdMD.com

(704) 249-9515